EXHIBIT 10.10

MANAGEMENT & BUSINESS CONSULTING AGREEMENT

This Management & Business Consulting Agreement (this “Agreement”), dated as of April 15, 2022 (the “Effective Date”), is entered into by and between Vyera Pharmaceuticals, LLC, a Delaware limited liability company (“Service Provider”) and Regnum Corp., a Nevada corporation (“Company” and, together with Service Provider, the “Parties” and each individually a “Party”).

WHEREAS, Company requires certain management and business consulting (“Management Consulting”) services to be performed on its behalf for the ordinary conduct of its business;

WHEREAS, Company wishes to retain Service Provider as an independent contractor for the purpose of providing such Management Consulting services relating to Company’s overall business strategy, including its business development and/or commercial activities;

WHEREAS, Service Provider has substantial experience, knowledge and expertise in providing such Management Consulting services and is willing to render such Management Consulting services in the relevant capacity and subject areas to Company;

WHEREAS, the Parties wish to provide for the terms and conditions under which such Management Consulting services are to be provided; and

WHEREAS, the Parties acknowledge and agree that this Agreement is intended to memorialize the terms and conditions of a prior agreement and understanding between the Parties as of September 1, 2021 (the “Reference Date”) with respect to the subject matter hereof and the rights and obligations of the Parties described herein, and that any and all acts or omissions taken by either Party in accordance with the terms hereof since the Reference Date shall be deemed to have been taken in accordance with, and authorized pursuant to, this Agreement, with the same force and effect as if such acts or omissions were taken following the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, Service Provider and Company, intending to be legally bound, covenant and agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means any person, corporation, firm, partnership, limited liability company or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity, and any person, corporation, firm, partnership, limited liability company or other entity actually controlled by, controlling, or under common control with a Party; provided, however, that the term “Affiliate” shall not include either Party.

1.2 “Arm’s Length Markup” means a markup percentage as determined in accordance with the arm’s length principles of the OECD Guidelines and any applicable Tax laws.

1.3 “Confidential Information” means all non-public data and information of Company disclosed by a Party to the other Party, including but not limited to know-how and trade secrets, information concerning the disclosing Party’s business, technology, products, proposed new products, customers and related information, whether communicated orally, in writing or in any other recorded or tangible form. Confidential Information shall include the terms and conditions of this Agreement.

1.4 “Costs” means Service Provider’s ordinary and necessary costs, calculated in accordance with US GAAP, incurred by Service Provider in the performance of the Services under this Agreement including, without limitation: (a) costs of personnel providing Services including, without limitation, employee compensation, Third Party fees, travel expenses, professional fees, rent, depreciation and other costs; and (b) allocation for general and administrative costs; but, excluding interest, penalties, income taxes, goodwill, and other non- operating expenses.

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1.5 “Employee Service Providers” means certain executive level employees of the Service Provider who will perform the Services for the Company as identified on Exhibit A.

1.6 “Pass-Through Costs” means any Costs that Service Provider incurs from a third- party and/or an Affiliate in connection with the provision of Services under this Agreement. Pass-Through Costs shall be “passed through” to Company at cost without mark-up.

1.7 “Products” means products developed or sold as part of Company’s pharmaceutical business and other items related or ancillary thereto.

1.8 “Service Payments” means (a) the Reimbursed Costs plus(b) the Arm’s Length Markup.

1.9 “Taxes” means all taxes associated with the Services including, without limitation, sales, use, excise, franchise, value-added, consumption, GST and similar indirect taxes and all customs, duties or other governmental impositions, but excluding taxes calculated on net income, withholding taxes and non-recoverable indirect taxes.

1.10 “Third Parties” means any person(s) or entity(ies) other than a Party or an Affiliate.

1.11 “US GAAP” means United States Generally Accepted Accounting Principles.

2. Services.

2.1 Scope of Services. Subject to the terms and conditions herein, Service Provider, through Employee Service Providers, agrees to provide to Company certain Management Consulting services (the “Services”) as mutually agreed to between the Parties and described in Exhibit Aattached hereto and any additional services as Company shall request in such additional Exhibits as may be agreed to by the Parties or reflected in an amendment to Exhibit A. Service Provider shall not make any adjustments to the agreed Management Consulting Services unless agreed to in writing with Company. Company acknowledges that requests by it for services in addition to Management Consulting Services made available at the Effective Date will entitle Service Provider to receive further reasonable service fees for such additional services.

2.2 Engagement as Non-Exclusive Independent Contractor. Service Provider is engaged on a non-exclusive basis to perform the Services. Nothing in this Agreement shall be construed to limit Company’s ability to contract with any other service provider or to engage in any activities itself. The relationship of the Parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to: (i) give either Party the power to direct or control the day-to-day activities of the other Party or (ii) constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners or participants in a joint undertaking. Service Provider shall not take any action or make any statement on behalf of Company to: (a) create or assume any obligation on behalf of Company; (b) make or give any agreement, statement, representation, warranty or other commitment; (c) negotiate or enter into any contract or otherwise incur any liability or obligation, express or implied; and (d) transfer, release or waive any rights, titles or interests.

2.3 Provision of Personnel. Service Provider shall provide personnel as reasonably required or expected to perform the Services in accordance with this Agreement.

2.4 Use of Affiliates and/or Third Parties. Nothing herein shall be deemed to restrict Service Provider from utilizing Affiliates and/or Third Parties to assist Service Provider in performing the Services.

3. Compensation.

3.1 Reimbursed Costs. Except as otherwise agreed by the Parties, in exchange for performing the Services and all other obligations under the terms of this Agreement, Service Provider shall be reimbursed by Company for the Costs Service Provider incurs in performing the Services (all such reimbursed Costs, the “Reimbursed Costs”).

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3.2 Arm’s Length Markup. In addition to the Reimbursed Costs described in Section 3.1, Company shall pay Service Provider hereunder an Arm’s Length Markup calculated as a percentage (as specified in Exhibit B) of particular Costs comprising the Reimbursed Costs (other than costs for employer social charges, payroll taxes on employee stock-based compensation, restructuring costs and similar types of expenses). Notwithstanding the foregoing, there shall be no markup on any Pass-Through Costs unless otherwise agreed to by the Parties in writing.

3.3 Taxes and Withholding. The Reimbursed Costs shall not include any income taxes or any Taxes, however designated. Any applicable Taxes must appear instead as separate items, without markup, on the statement from Service Provider and will be paid to Service Provider by Company, subject to Company’s right to require a tax invoice complying with any legislation under which the applicable Taxes are imposed. Service Provider will cooperate with and provide reasonable assistance to Company with respect to recovery, if possible, of any applicable Taxes. If the Service Payments are subject to income tax withholding, such amounts may be withheld from the Service Payments payable to Service Provider in accordance with any applicable laws. Company or its designee shall remit such withheld sums to the applicable taxing authority and upon request shall provide Service Provider with official receipts issued by the appropriate taxing authority (or such other evidence as is reasonably requested by Service Provider) to establish that any such withholding taxes have been paid.

3.4 Statements; Payment. Service Provider shall submit to Company statements of the Service Payments due and payable under the terms of this Agreement on a quarterly basis. Such statements shall be issued by Service Provider within 45 days after the end of each calendar quarter. The Service Payments shall be due and payable thirty (30) days after the receipt of the statements from Service Provider. The Parties may mutually agree, to the extent not otherwise prohibited under applicable local law, to offset or net any amounts invoiced and owed by Company to Service Provider pursuant to this Section 3 against any other indebtedness between the Parties. Service Provider will maintain adequate books and records and other supporting documents for the Service Payments paid to Service Provider hereunder. Company shall have the right, at its expense and on reasonable basis with reasonable prior written notice to Service Provider, to inspect Service Provider’s books and records for purposes of verifying the accuracy of the Service Payments, and which right of inspection may be exercised through duly appointed agents during ordinary business hours of service Provider during the term of this Agreement and for 24 months after termination of this Agreement. Service Provider shall maintain adequate records of provision of Management Consulting Services to allow Company to monitor the Management Consulting Services provided and to allow proper invoices to be issued, and shall administer all financial aspects of this Agreement.

3.5 Currency. Payment of the Service Payments shall be made directly to Service Provider or to a bank designated by Service Provider in writing, and shall be made in United States Dollars.

3.6 Adjustments. The Parties shall update the Arm’s Length Markup from time to time on a regular basis to ensure it remains consistent with arm’s length principles. The Arm’s Length Markup may be adjusted retrospectively or prospectively, and the Parties shall document any changes in writing. The most recently agreed compensation shall be binding and remain in effect until a subsequent revision to the Arm’s Length Markup is agreed to in writing by the Parties.

4. Service Provider Representations and Warranties. Service Provider represents and warrants to Company as of the date hereof as follows:

4.1 Corporate Authority. Service Provider has the right to enter this Agreement, is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and has by all necessary action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.

4.2 Binding Obligation. This Agreement is the valid and legally binding obligation of Service Provider in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

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5. Company Representations and Warranties. Company represents and warrants to Service Provider as of the date hereof as follows:

5.1 Corporate Authority. Company has the right to enter this Agreement, is a company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and has by all necessary action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.

5.2 Binding Obligation. This Agreement is the valid and legally binding obligation of Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

6. Confidentiality.

6.1 Restrictions on Use and Disclosure. Both Parties acknowledge that, in the course of performing the Services and their respective duties under this Agreement, they may each obtain Confidential Information. During the term of this Agreement and for the period of five (5) years after its termination, both Parties shall maintain in strict confidence and trust all such Confidential Information, and shall use such Confidential Information only to the extent necessary to perform their respective obligations under this Agreement. Both Parties shall bind each of their respective employees, contractors, agents and others to whom disclosure is made to hold such Confidential Information in strict confidence and not to disclose such Confidential Information other than as authorized by the disclosing Party.

6.2 Exclusions. Confidential Information shall not include information that: (a) at the time of disclosure, is available to the general public; (b) at a later date, becomes available to the general public through no fault of the receiving Party; (c) the receiving Party can demonstrate was in its possession before receipt; or (d) is disclosed to the receiving Party without restriction on disclosure by a Third Party who had the lawful right to disclose such information; or (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide prompt notice thereof to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

7. Intellectual Property Rights.

7.1 Acknowledgement. Service Provider hereby acknowledges that Company is the authorized licensee of, or the exclusive owner of all rights, title and interests in and to the all patent rights, copyrights, trademarks, mask work rights, trade secret rights, know-how, processes, policies, procedures, inventions, designs, drawings, proprietary information, sui generis database rights, moral rights and all other intellectual and industrial property rights of any kind anywhere in the world (whether or not registered or perfected), together with all applications for or to register any of the foregoing and any rights to renew, extend or otherwise improve any of the foregoing (“Intellectual Property”) which may be made available to Service Provider solely for the purpose of performing the Management Consulting Services in connection with this Agreement. Service Provider shall acquire no rights whatsoever in or to any of the Intellectual Property. In the exercise of its rights and the performance of its obligations hereunder, Service Provider shall take no action which, in the reasonable opinion of Company, may impair Company’s, or its licensor’s, rights, title and interests in and to the Intellectual Property.

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7.2 Ownership. Service Provider agrees that all Intellectual Property, including, but not limited to, all other intellectual and industrial property rights of any kind anywhere in the world (whether or not registered or perfected), conceived, made or discovered by Service Provider prior to or during the term of this Agreement, whether or not contemplated by this Agreement, which relate in any manner to the business of Company that Service Provider was directed to or may be directed to undertake, investigate or experiment with, or which Service Provider may become or became associated with in performing the services under this Agreement, and any and all Intellectual Property related thereto anywhere in the world shall be the sole property of Company and Company shall own all right, title, and interest in such Intellectual Property and related intangibles. Service Provider hereby irrevocably transfers, conveys and assigns to Company in perpetuity all right, title, and interest in the Intellectual Property with respect thereto. Company shall have the exclusive right to apply for or register patents, mask work rights, copyrights, and such other proprietary protections as it wishes. Service Provider agrees to execute such documents, render such assistance, and take such other action as Company may reasonably request, at Company's expense, to apply for, register, perfect, confirm, and protect Company’s rights in the Intellectual Property. Without limiting the foregoing, Company shall have the exclusive right to commercialize, prepare and sell products based upon, sublicense, prepare derivative works from, or otherwise use or exploit the Intellectual Property.

7.3 Maintenance of Intellectual Property Rights. Service Provider shall render to Company all reasonable assistance as may be required by Company in order to preserve the validity and enforceability of Company’s, or its licensor’s, rights, title and interests in the Intellectual Property. Service Provider agrees to keep and maintain adequate current written records of all Intellectual Property developed during the term of this Agreement and such records will be available to and remain the sole property of Company at all times.

7.4 Protection of Intellectual Property Rights. Service Provider further agrees that it shall monitor and promptly notify Company: (a) of any and all infringements, imitations, illegal use, or misuse, by any person, firm or entity, of the Intellectual Property which comes to its attention; and (b) of any claims or objections that Service Provider’s use of the Intellectual Property may or will infringe the copyrights, patents, trademarks or other proprietary rights of any other person, firm or entity. Company, as the owner, or authorized licensee, of the Intellectual Property, shall be responsible for taking any action or initiating any proceedings, which Company, in its sole discretion, determines to be necessary or appropriate, to prevent any infringement of the Intellectual Property, and Service Provider shall provide Company with such assistance as Company shall reasonably request in connection with any such action or proceeding. All costs and expenses incurred in connection with any such action or proceeding shall be borne by Company.

7.5 Pre-Existing IP. Service Provider agrees that if in the course of performing the services pursuant to this Agreement, Service Provider incorporates into any Intellectual Property any invention, improvement, development, concept, discovery or other proprietary information owned by Service Provider or in which Service Provider has an interest, Service Provider hereby grants Company a nonexclusive, fully paid up, royalty-free, perpetual, irrevocable, worldwide, sublicensible, transferable license to such Intellectual Property.

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8. Indemnification. Each Party shall indemnify, hold harmless and defend the other Party and its directors, officers, employees and agents, at its own expense, against any and all claims, actions, lawsuits, proceedings, damages, costs, expenses (including reasonable attorneys’ fees) that the other Party suffers arising from or relating to: (a) any gross negligence or willful misconduct of such Party or its employees, agents and contractors.

9. Limitation of Liability. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOST PROFITS OR LOST DATA, OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES; THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO DEATH, PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL CONDUCT OR MISCONDUCT OF SERVICE PROVIDER OR ITS EMPLOYEES, AGENTS AND CONTRACTORS.

10. Term and Termination.

10.1 Term. This Agreement shall begin as of the Effective Date and continue for an initial term of one (1) year from the Effective Date (the “Initial Term”) unless terminated earlier under the provisions of this Section 10. At the end of the Initial Term, this Agreement shall renew automatically for additional one (1) year terms (subject to earlier termination under the provisions of this Section 10).

10.2 Termination for Convenience. This Agreement may be terminated by either Party for convenience at any time, by giving the other Party written notice of the termination thirty

(30) days in advance.

10.3 Termination for Cause. If either Party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, then the other Party may give written notice to the breaching or defaulting Party that if the breach or default is not cured within thirty (30) days the Agreement will be terminated. If such notice is given and the breach or default is not cured during the thirty (30) day period, then the Agreement shall automatically terminate at the end of that period.

10.4 Termination for Insolvency. This Agreement shall terminate immediately without notice: (a) upon the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party’s debts; (b) upon either Party making an assignment for the benefit of creditors; or (c) upon either Party’s dissolution or liquidation.

10.5 Obligations Upon Termination. Upon termination of this Agreement for any reason whatsoever, all rights granted to Service Provider by the Agreement are withdrawn, and Service Provider shall immediately cease all Services. Both Parties shall (a) within 10 calendar days of termination return all, or upon the disclosing Party’s request, transfer to any newly appointed party performing the duties contemplated hereunder: (i) originals and copies of drawings, specifications, written descriptions, processes, documents, materials, plans, designs, samples, files, lists, computer tapes and diskettes and all other tangible or recorded parts of the Confidential Information furnished to the receiving Party pursuant to this Agreement; and (ii) other documents and materials related to, embodying or associated with the Confidential Information; and (b) immediately cease to use such Confidential Information for any purpose whatsoever.

10.6 No Liability for Termination. If either party terminates this Agreement in accordance with its terms, then that party will not be liable to the non-terminating Party because of such termination, including liability for compensation, reimbursement or damages.

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10.7 Survival of Certain Terms. The Parties’ rights and obligations under Sections 6, 7, 8, 9, 10.5, 11and Section 10.6of this Agreement shall survive the termination or expiration of this Agreement. All other rights and obligations of the Parties hereunder shall cease upon the termination or expiration of this Agreement.

11. General Provisions.

11.1 Binding Agreement and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

This Agreement shall not be assigned, whether by contract operation of law, merger, acquisition, or consolidation, by any Party hereto without the prior written consent of the other Party and any attempted assignment or transfer without such prior written consent shall be null and void.

11.2 Compliance with Law. Both Parties agree to abide by all laws and regulations that are applicable to their responsibilities and rights hereunder, including, but not limited to, all relevant Tax and other laws and regulations.

11.3 Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, U.S.A. Any action or proceeding brought by a Party to this Agreement against the other Party arising out of or related to this Agreement, or a breach thereof, will be brought only in the United States District Court for the Southern District of New York or, if there is no federal subject matter jurisdiction, in any state court of New York sitting within the County of New York in the State of New York, and each Party hereby submits to the exclusive jurisdictions of those courts for purposes of any such proceeding. The Parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury.

11.4 Remedies. All remedies set forth in this Agreement are cumulative and are in addition to any and all other remedies provided to either Party at law or in equity. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement or of any breach thereof shall not be construed as a waiver of such provision or subsequent breach of the same or any other provision or of the rights of such Party thereafter to enforce such provision, nor shall either Party’s continued dealing with the other Party following a breach of any provision hereof be deemed to be a waiver of such or any other breach.

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11.5 Notices. All written notices permitted or required to be delivered by the provisions of this Agreement shall (unless otherwise provided) be deemed so delivered when actually delivered by hand or if correctly transmitted by electronic mail to the addressee, on the date of receipt as shown on the sender’s copy, or when placed in the possession of a reputable overnight courier service, prepaid and addressed to the following addresses:

If to Service Provider:	Vyera Pharmaceuticals, LLC
600 Third Avenue, 19th Floor New York, NY 10016
Attn: Legal Department
Email: apowers@vyera.com

If to Company:	Regnum Corp.
600 Third Avenue, 19th Floor
New York, NY 10016
Attn: CEO
Email: akirby@regnum-corp.com

or to such other addresses and email addresses as either Party may from time to time designate in writing.

11.6 Entire Agreement. This Agreement and any Exhibits attached hereto contain all of the terms and conditions agreed upon by the Parties with reference to the subject matter hereof. No other agreements, oral or otherwise, shall be deemed to exist or to bind either Party, and all prior agreements and understandings are superseded hereby. Except as contemplated herein, this Agreement cannot be modified or changed except by written instrument signed by both Parties.

11.7 Titles for Convenience. Titles used in this Agreement are for convenience only and shall not be deemed to effect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

11.8 Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the Party has no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, section, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the Parties agree to be bound by and perform same as thus modified.

11.9 Mutual Drafting. The Parties acknowledge that each participated in drafting this Agreement, and agree that there shall be no presumption against either Party on the ground that such Party was responsible for preparing this Agreement or any part thereof.

11.10 Language. The official language of this Agreement is expressly stipulated to be the English language, and any notices or other communications provided hereunder shall be in English.

11.11 Counterparts. This Agreement may be executed in counterparts and each taken together shall constitute one and the same document. Signatures provided herein by facsimile shall be deemed to be sufficient to bind the undersigned.

11.12 Exhibits. The Exhibits attached hereto are an integral part of this Agreement and are hereby incorporated by this reference.

Remainder of this page intentionally left blank. Signature page to follow.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SERVICE PROVIDER:

VYERA PHARMACEUTICALS, LLC

By:
Name: Averill L. Powers
Title: General Counsel & Chief Strategy Officer

COMPANY:

REGNUM CORP.

By:
Name
Title

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EXHIBIT A

Services & Employee Service Providers

Service Provider’s obligations shall include (but shall not be limited to) the following in respect of Management Consulting Services:

1. Service Provider shall provide business advice and consulting related to Company’s overall business strategy, including the following business development and/or commercial activities:

a. Business Development: Source, evaluate, negotiate and execute potential business development opportunities, including M&A transactions, licensing transactions, partnerships and joint ventures.

b. Commercial: Conduct market research and analysis; develop and implement marketing and sales strategy; establish and manage supply chain and distribution system for commercial products; negotiate agreements with various distributors for commercial products; report GPO and customer data; assist with oversight of vendor relationships.

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EXHIBIT B

Arm’s Length Mark-Up Percentage

Arm’s Length Markup as of the Effective Date: 8.0%

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